Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in this Registration Statement on Form S-1 of Neptune Insurance Holdings Inc. of our report dated July 2, 2025, except for the effects of the corporate restructuring discussed in Note 1, as to which the date is August 8, 2025, and except for the effects of the stock split discussed in Note 1, as to which the date is September 22, 2025, relating to the financial statements of Neptune Insurance Holdings Inc., which appears in this Registration Statement. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP
Philadelphia, Pennsylvania
September 22, 2025